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                          EL PASO NATURAL GAS COMPANY

                           EARNINGS PER COMMON SHARE
                             Form 10-Q, Exhibit 11



                                                           Second Quarter          Six Months Ended June 30,
                                                     --------------------------    -------------------------
                                                        1995           1994           1995           1994
                                                     -----------    -----------    -----------   -----------
  Income available for common stock dividends        $20,200,000    $24,011,000    $42,170,000   $45,126,000
  Fully diluted average common shares outstanding     35,037,981     37,231,380     35,222,724    37,291,545
  Fully diluted earnings per common share                $0.5765        $0.6449        $1.1972       $1.2101

Outstanding stock options of EPNG are common stock equivalents but are excluded from primary earnings per common share due to immateriality. See following calculation:


                                                           Second Quarter          Six Months Ended June 30,
                                                     --------------------------    -------------------------
                                                        1995           1994           1995           1994
                                                     -----------    -----------    -----------   -----------
  Total primary earnings per common share                $0.5805        $0.6518        $1.2057       $1.2241
  Fully diluted earnings per common share
       (includes stock options)                          $0.5765        $0.6449        $1.1972       $1.2101
  Percent dilution                                        0.6891%        1.0586%        0.7050%       1.1437%